EXHIBIT 10.3


                                                               [CONFORMED COPY]

                           H.J. Heinz Finance Company
                         600 Grant Street - 60th Floor
                         Pittsburgh, Pennsylvania 15219



                                  May 3, 2001



H. J. Heinz Company
P.O. Box 57
Pittsburgh, PA 15230-0057

Re: Guarantee Facility Agreement

Ladies and Gentlemen:

         In connection with the corporate restructuring of the United States operations of H.J. Heinz Company ("Heinz") effective today, H.J. Heinz Finance Company ("Heinz Finance") has agreed to assume as co-obligor the responsibility to pay certain third party obligations (collectively, the "Co-Obligations") owed by Heinz as set forth in the Public Debt Co-Obligation Agreement and the Commercial Paper Co-Obligation Agreement, both dated the date hereof and both between Heinz and Heinz Finance (together, the "Co-Obligation Agreements"). We understand that Heinz will remain as an obligor with respect to the Co-Obligations and retain the responsibility to pay the applicable creditors if Heinz Finance fails to pay.

         We expect that future creditors of Heinz Finance will require guarantees or other forms of credit support with respect to obligations issued or owed to them by Heinz Finance. Heinz has agreed to provide such guarantees and credit support. Each such obligation entered into on or after the date hereof by Heinz Finance is


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referred to individually as a "Third Party Obligation" and collectively as the
"Third Party Obligations" and such creditors are referred to as the "Covered Parties" and each as a "Covered Party."

         Accordingly, Heinz Finance and Heinz agree as follows:

         1. Guarantee. Heinz hereby guarantees the due, prompt and full performance by Heinz Finance of all Third Party Obligations, provided Heinz Finance provides the Covered Party with a certificate (a "Coverage Certificate") in substantially the form of Exhibit A or, if required, Heinz provides the Covered Party with a separate guarantee (a "Guarantee"). The guarantee provided by this agreement is a guarantee of payment and not of collection and, to the fullest extent permitted by law, Heinz hereby waives all defenses to enforcement of, or payment by it under, this guarantee.

         2. Schedule. Heinz Finance shall maintain a schedule of the amounts and creditors covered by the Co-Obligations and the Third Party Obligations. Heinz Finance may provide a Coverage Certificate to Covered Parties with a copy to Heinz. If a separate Guarantee is required, Heinz will provide a copy of the Guarantee to Heinz Finance.

         3. Rights. Any Covered Party receiving a Coverage Certificate shall have a direct claim against Heinz under this guarantee if Heinz Finance fails to meet its obligations under the applicable Third Party Obligation. In the case of a separate Guarantee, the terms of the Guarantee shall govern the rights and obligations of Heinz and the applicable creditor.

         4. Fees. Heinz Finance shall pay a fee to Heinz in consideration for this guarantee facility. The fee shall be payable within 10 days of the beginning of each of Heinz Finance's fiscal quarters with respect to the immediately preceding fiscal quarter.


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The fees shall be equal to 1/10 of 1% (.001) per year multiplied by the sum of
(a) the highest balance at any time during Heinz Finance's immediately preceding fiscal quarter of the amount of the Co-Obligations assumed by Heinz Finance under the Co-Obligation Agreements, and (b) the highest balance at any time during Heinz Finance's immediately preceding fiscal quarter of the amount of outstanding Third Party Obligations.

         The provisions of this agreement and the guarantee contained herein shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed therein. Please sign below on the enclosed copy of this letter to signify agreement with the foregoing and return such originally signed copy to the undersigned.

                                    Very truly yours,

                                    H. J. HEINZ FINANCE COMPANY


                                    By: /s/ Leonard A. Cullo, Jr.
                                    Name:   Leonard A. Cullo, Jr.
                                    Title:  Treasurer

AGREED AS OF MAY 3, 2001:

H. J. HEINZ COMPANY

By: /s/ Paul F. Renne
Name:   Paul F. Renne
Title:  Executive Vice President and Chief Financial Officer